SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 5, 2002 (November 4, 2002)

Commission file number 0-10521

ADVANCED NEUROMODULATION SYSTEMS, INC.

Incorporated pursuant to the Laws of the State of Texas

Internal Revenue Service — Employer Identification No. 75-1646002

6501 Windcrest Drive, Plano, Texas 75024

(972) 309-8000

Item 5.  Other Events

On November 4, 2002, we entered into an agreement to acquire MicroNet Medical, Inc., a Minnesota corporation ("MicroNet"), through a merger of MicroNet Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, with and into MicroNet (the "Merger"). Upon the closing of the Merger, which is subject to MicroNet shareholder approval and other customary conditions, we will pay the MicroNet shareholders $500,000 in cash and a number of shares of our Common Stock with a value of $5,233,000 based on the average trading price of our Common Stock for the 30 days preceding closing. If certain product, regulatory approval, and sales milestones are met over the next five years, we could pay the Micronet shareholders an additional number of shares of our Common Stock with an aggregate value of $9,000,000. For additional information, reference is made to the press release attached hereto as Exhibit 99.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press Release dated November 4, 2002

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED NEUROMODULATION SYSTEMS, INC.
By: /s/ F. Robert Merrill III
Date: November 5, 2002	Name: F. Robert Merrill III
Title: Executive Vice President,Finance
Chief Financial Officer and Treasurer

Exhibit 99.1

PRESS RELEASE

[Graphic omitted]	FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez
(310) 277-5162	President & CEO
info@BerkmanAssociates.com	(972) 309-8000

Advanced Neuromodulation Systems To Acquire Micronet Medical

DALLAS, TEXAS, November 5, 2002 -- Advanced Neuromodulation Systems, Inc. (ANS, NASDAQ:ANSI) announced today it has agreed to acquire Micronet Medical, Inc. (Micronet), a developer of medical devices based on proprietary micro-lead technology. Privately held Micronet is based in St. Paul, Minnesota.

"Micronet is an important technology acquisition for ANS. Micronet has developed a line of very thin and steerable spinal cord stimulation (SCS) leads called Axxess™. Axxess leads are the smallest neurostimulation leads on the market, which we believe offers compelling advantages in certain applications. Its unique design makes it highly maneuverable for implanters resulting in faster and more accurate placement," commented Scott Drees, ANS' executive vice president, sales and marketing.

Under the terms of the transaction, which will be structured as a merger, ANS will acquire only Micronet's proprietary technology and certain associated tangible assets. Micronet's operations, other tangible assets, certain liabilities and certain employees will become part of a separate unaffiliated company. The unaffiliated company will continue to serve Micronet's OEM and sterilization customers without interruption. ANS will assume no material debt, liabilities, or overhead in the transaction.

Upon closing, which is subject to Micronet shareholder approval and other customary conditions, ANS will pay Micronet shareholders $500,000 in cash and a number of shares of ANS Common Stock with a value of $5,233,000, based on the average trading price for the 30 days preceding closing. In addition, if certain product, regulatory approval and sales milestones are met, ANS could pay Micronet shareholders an additional number of shares of Common Stock with an aggregate value of up to $9 million. Important milestone deadlines occur six, twelve and eighteen months following the closing for product milestone purposes, while other milestones depend on the receipt of regulatory approvals and meeting an aggregate sales milestone. All milestones must be met within the next four to five years, depending on the milestone. The transaction is expected to close by the end of 2002.

"We intentionally structured this transaction to match the price paid to the value ultimately received from the technology," said Chris Chavez, president and chief executive officer of ANS. "Acquiring the Micronet technology will broaden and strengthen ANS' neurostimulation platform technologies."

In July 2001, Micronet received 510(k) clearance from the FDA to market its Axxess spinal cord stimulation leads. "We will need to adapt the Axxess leads so they are compatible with our Renew® radio frequency (RF) systems and our family of Genesis™ implantable pulse generator (IPG) systems, which will take some time. The milestones we have developed should enable us to begin marketing SCS leads utilizing the Micronet technology in the third quarter of 2003. In addition, projects and deliverables have been designed to produce leads for other applications, including specialty leads for deep brain stimulation (DBS). The acquisition of Micronet is an extension of ANS' strategy to develop the broadest and most advanced lines of neuromodulation technologies to serve our customers' expanding needs," Chavez said.

"Coupled with ANS' growing family of spinal cord stimulation systems, we believe the Micronet lead technology will uniquely position us to further penetrate the large and growing SCS market," Chavez added. ANS recently announced the FDA has approved, GenesisXP™, an enhanced version of its Genesis IPG system. GenesisXP offers more than two times the battery capacity of Genesis, resulting in enhanced longevity and, therefore, fewer battery replacements.

"We expect a modest revenue contribution and no impact on earnings per share from this acquisition in 2003. What is most important is we believe this transaction will assist us in achieving the continued substantial growth we have targeted for 2003 and beyond," Chavez concluded.

About Advanced Neuromodulation Systems

Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America's 200 Best Small Companies. Additional information is available at www.ans-medical.com.

"Safe harbor" statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "plan," "should," "would," "anticipate," "believe," "intend," "estimate," "expect," "predict," and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: market acceptance of the Micronet lead; completion of new products in an efficient and timely manner; obtaining regulatory approvals on a timely and cost-efficient basis; the satisfactory completion of clinical trials and/or market tests; the adequacy, acceptability and timeliness of component supply; the accounting determination of the value of the intangible assets acquired, the resolution of other accounting matters and the resulting impact on financial statement presentation; reimbursement; competition; and other risks detailed from time to time in the Company's SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements.